Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2007	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	39%	12/10/96	$8,137,994	3/15/05	$12,000,000	$4,545,538
14079 Senlac Drive (Formerly known as “AT&T Texas”)	100%	45%	10/10/96	$4,474,700	N/A	N/A	N/A
Avaya	100%	39%	6/24/98	$5,512,472	N/A	N/A	N/A
305 Interlocken Parkway	100%	45%	2/20/97	$7,087,770	N/A	N/A	$361,626
360 Interlocken Boulevard	100%	39%	3/20/98	$8,567,344	N/A	N/A	N/A
Iomega	SOLD	39%	4/1/98	$5,934,250	1/31/07	$4,867,000	$1,828,642
1315 West Century Drive	SOLD	39%	2/13/98	$10,361,070	12/22/06	$8,325,000	$3,145,720
15253 Bake Parkway	SOLD	38%	1/10/97	$8,459,425	12/2/04	$12,400,000	$4,526,770
U.S. Cellular	74%	45%	6/17/96	$10,485,786	N/A	N/A	N/A
WEIGHTED AVERAGE	91%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	January 1996 – December 1996
PRICE PER UNIT	$10
A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions
A/B RATIO AT CLOSE OF OFFERING	84% to 16%
AMOUNT RAISED	$35,000,000

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2007. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investor’s realized results at the close of the Fund.

Readers of this correspondence should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund IX is in the holding phase of its life cycle. The Fund now owns interests in five assets, having sold the IOMEGA property in the first quarter of 2007. Our focus at this time involves increasing the occupancy level within the portfolio and concentrating on re-leasing and marketing efforts that we believe will deliver greater operating performance for our investors.

We have completed the distribution of net sale proceeds to the limited partners in August 2007 totaling approximately $5,100,000 from the sales of Alstom Power, 1315 West Century Drive, and Iomega.

The second quarter 2007 operating distributions were 3.75% (see “Estimated Annualized Yield” table), consistent with the prior quarter. We anticipate that operating distributions will remain low or be reserved in the near-term, given the anticipated leasing capital and rental abatement periods for U.S. Cellular.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•

The Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $4,545,538 were allocated to Fund IX. The November 2005 distribution included $3,449,511 of these proceeds. The remaining $1,096,027 was distributed to the limited partners in August 2007.

•	14079 Senlac Drive is 100% leased through July 2011.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2008.

•

The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. During the fourth quarter 2005, we signed a lease with Flextronics USA, Inc. for the entire building that extends through August 2011.

•

The 360 Interlocken Boulevard property also is located in the Broomfield submarket of Denver, Colorado. The majority of this building is leased to Gaiam through May 2008. We have successfully increased the building occupancy to 100%.

•

The Iomega building, located in Ogden, Utah, was sold on January 31, 2007, and net sale proceeds of approximately $1,828,642 were allocated to the Fund. Of the proceeds, $858,255 was distributed to the limited partners in August 2007. The remaining proceeds are being reserved at this time.

•

The 1315 West Century Drive building, located in Louisville, Colorado, was sold on December 22, 2006. Net sale proceeds allocated to the Fund total $3,145,720 and were distributed to the limited partners in August 2007.

•

The 15253 Bake Parkway building, located in Orange County in southern California, was sold on December 2, 2004, following the signing of a new ten-year lease with Gambro Healthcare. Of the net sale proceeds, $4,526,770 was allocated to Fund IX, and $237,910 has been used to fund the Partnership’s pro-rata share of the Gambro re-leasing costs. We distributed $2,488,372 of these proceeds to the limited partners in May 2005. The remaining proceeds were included in the November 2005 distribution.

•

The U.S. Cellular building is located in Madison, Wisconsin. In September 2006, a lease amendment was signed that reduced the square footage to approximately 75,000 square feet as of January 1, 2007, and extends the lease through April 2013. We are actively marketing the remaining 27,000 square feet for lease.

For a more detailed quarterly financial report, please refer to

Fund IX’s most recent 10-Q filing, which can be found on the

Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/06(3)
PER “A” UNIT	$10	$7.28	N/A	$3.00	$5.12
PER “B” UNIT	$10	$0.00	$1.89	$9.83	$4.89

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)

Please refer to the disclosure related to the estimated unit valuations contained in the 2006 Form 10-K for this partnership. The 12/31/06 unit values have been adjusted for the August NSP distributions, which were approximately $1.44 per Class A Unit and $1.69 per Class B Unit.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2007	3.75%	3.75%	—	—	—
2006	4.50%	4.50%	4.50%	Reserved	3.38%
2005	5.00%	4.00%	Reserved	4.00%	3.25%
2004	8.25%	Reserved	8.25%	Reserved	4.13%
2003	8.25%	8.00%	9.00%	9.00%	8.56%
2002	9.00%	8.75%	9.00%	9.00%	8.94%
2001	9.00%	9.50%	9.50%	9.50%	9.38%
2000	8.75%	9.00%	9.25%	9.25%	9.06%
1999	9.15%	9.16%	9.00%	8.12%	8.86%
1998	6.88%	8.25%	8.50%	9.11%	8.19%
1997	3.05%	3.76%	5.37%	5.93%	4.53%
1996	Reserved	Reserved	7.46%	3.47%	2.76%

TAX PASSIVE LOSSES—CLASS “B” PARTNERS

2006	2005		2004		2003	2002	2001
0.01%	-65.71	%**	-15.41	%**	12.56%	19.38%	18.58%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFCTPROQ2FACTS07-07 (4951)	© 2007 Wells Real Estate Funds